EXHIBIT 11
                       CENTURY TELEPHONE ENTERPRISES, INC.
                       COMPUTATIONS OF EARNINGS PER SHARE

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                                                                Year ended December 31,
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                                                             1995         1994       1993
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                                                          (Dollars, except per share amounts,
                                                          and shares expressed in thousands)

Net income                                                $ 114,776     100,238     69,004
Dividends applicable to preferred stock                        (115)        (93)       (24)
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Net income applicable to common stock                       114,661     100,145     68,980
Dividends applicable to preferred stock                         115          93         24
Interest on convertible securities, net of taxes                714       4,595      4,583
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Net income as adjusted for purposes of
     computing fully diluted earnings per share           $ 115,490     104,833     73,587
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Weighted average number of shares:
     Outstanding during period                               58,000      53,139     50,512
     Common stock equivalent shares                             509         580        694
     Employee Stock Ownership Plan shares
        not committed to be released                           (373)       (300)         -
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Number of shares for computing primary
     earnings per share                                      58,136      53,419     51,206
Incremental common shares attributable to additional
     dilutive effect of convertible securities                  971       4,716      4,686
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Number of shares as adjusted for purposes
     of computing fully diluted earnings per share           59,107      58,135     55,892
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Earnings per average common share                         $    1.98        1.88       1.37
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Primary earnings per share                                $    1.97        1.88       1.35
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Fully diluted earnings per share                          $    1.95        1.80       1.32
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